October 7, 2019

Second Nature Series Trust

8000 Town Centre Drive, Suite 400

Broadview Heights, OH  44147

Re:

Second Nature Series Trust, File Nos. 333-216601, 811-23236

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Second Nature Series Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Post-Effective Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP